Exhibit (17)(f)


                    FIRST PACIFIC MUTUAL FUND, INC.
                 HAWAII MUNICIPAL FUND INVESTOR CLASS
                HAWAII INTERMEDIATE FUND INVESTOR CLASS

                   Supplement dated August 16, 2007
         to the Prospectus dated February 1, 2007 ("Prospectus")


This supplement provides new and additional information beyond that contained in the Prospectus and should be read in conjunction with such Prospectus.


On June 12, 2007, the Board of Directors (the "Board") of the First Pacific Mutual Fund, Inc. (the "Company") approved the reorganization of the Hawaii Intermediate Fund-Investor Class ("Intermediate Fund") into the Hawaii Municipal Fund-Investor Class ("Municipal Fund"). For this reason, the Intermediate Fund shall be closed to new investors effective August 17, 2007. While the Intermediate Fund is closed to new investors, existing shareholders of the Intermediate Fund and, at the discretion of the Board, third party plan administrators that have existing agreements with Lee Financial
Group Inc. or its affiliates, may: (i) make investments in the Intermediate Fund, (ii) reinvest dividends and capital gains distributions in the Intermediate Fund, and (iii) open additional accounts with the Intermediate Fund, provided the new accounts are registered in the same shareholder name or have the same taxpayer identification or social security number assigned to them.


The Board's decision to reorganize the Intermediate Fund is subject to shareholder approval. If you are a shareholder of record of the Intermediate Fund as of a record date (the "Record Date") expected to be established in September, 2007, you will be eligible to vote at a Special Meeting of Shareholders. If you become a shareholder after the Record Date, you will not be eligible to vote at the Special Meeting. All shareholders of record as of the Record Date will receive a proxy statement relating to the proposed reorganization describing its terms in detail. This Special Meeting is expected to take place during the fourth quarter of 2007.